SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

December 12, 2003 (October 1, 2003)

PATINA OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-14344	75-2629477
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1625 Broadway Denver, Colorado		80202
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code (303) 389-3600

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

On October 2, 2003, Patina Oil & Gas Corporation filed a Current Report on Form 8-K reporting under Item 2 the acquisition of Cordillera Energy Partners, L.L.C. This Form 8-K/A amends that report by providing the financial information required by Item 7.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a) Financial Statements of Business Acquired.

CORDILLERA ENERGY PARTNERS, LLC

AND SUBSIDIARY

Consolidated Financial Statements

December 31, 2002

(With Independent Auditors’ Report Thereon)

Independent Auditors’ Report

The Board of Directors and Members

Cordillera Energy Partners, LLC.:

We have audited the accompanying consolidated balance sheet of Cordillera Energy Partners, LLC (a Texas limited liability company) (the Company) and subsidiary as of December 31, 2002, and the related consolidated statements of operations, members’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cordillera Energy Partners, LLC and subsidiary as of December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Denver, Colorado

February 21, 2003

CORDILLERA ENERGY PARTNERS, LLC AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

September 30, 2003 and December 31, 2002

	September 30, 2003	December 31, 2002
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,848,352	$1,739,036
Accounts receivable and accrued oil and gas sales	9,571,731	6,332,909
Inventory and other current assets	804,425	1,059,102
Assets held for resale	—	6,008,526

Total current assets	13,224,508	15,139,573

Property and equipment:
Oil and gas properties, at cost (successful efforts method)	152,695,608	100,471,647
Accumulated depletion	(11,230,290)	(6,556,592)

Total oil and gas properties, net	141,465,318	93,915,055
Other property and equipment, net	1,378,821	1,299,642

Total property and equipment, net	142,844,139	95,214,697

Other long-term assets, net	147,518	175,507

Total assets	$156,216,165	$110,529,777

Liabilities and Members’ Equity
Current liabilities:
Accounts payable and accrued expenses	$2,288,574	$4,086,449
Oil and gas revenue payable	3,669,715	2,588,616
Fair value of interest rate derivative instruments	—	298,832
Fair value of natural gas derivative instruments	303,000	777,499

Total current liabilities	6,261,289	7,751,396

Bank credit facility	84,019,563	59,899,337

Other noncurrent liabilities	2,408,402	51,334

Deferred income tax liability	11,038,409	9,910,059

Members’ equity:

Contributed capital	35,319,888	32,379,888

Retained earnings	17,471,614	1,614,094

Accumulated other comprehensive loss	(303,000)	(1,076,331)

Total members’ equity	52,488,502	32,917,651

Commitments and contingencies (note 7)

Total liabilities and members’ equity	$156,216,165	$110,529,777

See accompanying notes to consolidated financial statements.

CORDILLERA ENERGY PARTNERS, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

For the nine months ended September 30, 2003 and 2002 and the year ended December 31, 2002

	For the nine months ended September 30, 2003	For the nine months ended September 30, 2002	For the year Ended December 31, 2002
	(unaudited)	(unaudited)
Revenues:
Oil and gas sales	$33,483,299	$11,851,342	$16,790,966

Operating expenses:
Lease operating expenses	3,537,546	2,973,958	3,927,658
Transportation and transmission	1,794,063	1,013,148	1,445,416
Severance and other taxes	3,008,905	1,128,389	1,887,653
Depletion, depreciation, and amortization	5,658,363	3,171,147	3,735,508
Geological and geophysical expenses	233,743	265,000	265,000
Abandonment and workover costs	802,056	700,522	907,064
General and administrative	2,077,185	1,797,239	2,723,548

Total operating expenses	17,111,861	11,049,403	14,891,847

Operating income	16,371,438	801,939	1,899,119

Interest expense, including amortization of debt fees of $233,365, $73,566, and $131,240, respectively	(2,438,727)	(2,339,549)	(3,165,295)
Interest and other income	365,037	405,850	7,227

Income (loss) from continuing operations before taxes	14,297,748	(1,131,760)	(1,258,949)

Income tax benefit (provision) of subsidiary	(1,082,942)	587,455	588,552

Income (loss) from continuing operations after taxes	13,214,806	(544,305)	(670,397)

Income from discontinued operations	—	481,111	826,899
Gain on sale of discontinued operations	2,501,474	—	360,499

	2,501,474	481,111	1,187,398

Cumulative effect of change in accounting principle, net of tax	141,240	—	—

Net income (loss)	$15,857,520	$(63,194)	$517,001

See accompanying notes to consolidated financial statements.

CORDILLERA ENERGY PARTNERS, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS MEMBERS’ EQUITY

For the nine months ended September 30, 2003 (unaudited) and the year ended December 31, 2002

	Contributed capital	Retained earnings	Accumulated other comprehensive loss	Total members’ Equity
Balances, January 1, 2002	$32,379,888	$1,097,093	$(169,802)	$33,307,179

Comprehensive loss:
Net income	—	517,001	—	517,001
Change in fair value of derivative instruments	—	—	(177,030)	(177,030)
Settlement of derivative instruments reclassified to earnings	—	—	(729,499)	(729,499)

Total comprehensive loss				(389,528)

Balances, December 31, 2002	32,379,888	1,614,094	(1,076,331)	32,917,651

Contributions (Net of $60,000 Placement Fee) (unaudited)	2,940,000	—	—	2,940,000

Comprehensive income:
Net income (unaudited)	—	15,857,520	—	15,857,520
Change in fair value of derivative instruments (unaudited)	—	—	773,331	773,331

Total comprehensive income (unaudited)				16,630,851

Balances, September 30, 2003 (unaudited)	$35,319,888	$17,471,614	$(303,000)	$52,488,502

See accompanying notes to consolidated financial statements.

CORDILLERA ENERGY PARTNERS, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the nine months ended September 30, 2003 and 2002 and the year ended December 31, 2002

	For the nine months ended September 30, 2003	For the nine months ended September 30, 2002	For the year ended December 31, 2002
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income (loss)	$15,857,520	$(63,194)	$517,001
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, and amortization	5,519,669	3,387,360	4,097,406
Amortization of debt fees	233,365	73,566	131,240
Accretion of asset retirement obligation	138,694	—	—
Deferred income taxes	1,082,942	(587,455)	(588,552)
Gain on sale of property and equipment	(2,573,573)	(361,506)	(360,499)
Cumulative effect of change in accounting principle	(141,240)	—	—
Effect of changes in current assets and liabilities:
Accounts receivable and accrued oil and gas sales	(2,022,212)	(1,823,601)	(3,194,409)
Inventory and other current assets	(51,671)	(521,843)	(514,024)
Accounts payable and accrued expenses, and other	(3,333,112)	(489,751)	608,698
Oil and gas revenue payable	1,081,099	612,192	1,389,110

Net cash provided by operating activities	15,791,481	225,768	2,085,971

Cash flows from investing activities:
Producing property acquisitions	(28,974,536)	(2,471,966)	(2,650,846)
Proceeds from the sale of property and equipment	8,594,000	1,085,181	1,117,174
Development expenditures	(21,159,618)	(5,698,743)	(6,813,565)
Other property and equipment purchases	(66,237)	(150,046)	(275,341)

Net cash used in investing activities	(41,606,391)	(7,235,574)	(8,622,578)

Cash flows from financing activities:
Borrowings on bank credit facility	27,060,226	4,400,000	5,400,000
Repayment of bank credit facility	(2,940,000)	(500,000)	(500,000)
Capital contribution, net of placement fees	2,940,000	—	—
Debt acquisition fees	(136,000)	(65,655)	(104,044)

Net cash provided by financing activities	26,924,226	3,834,345	4,795,956

Net increase (decrease) in cash and cash equivalents	1,109,316	(3,175,461)	(1,740,651)

Cash and cash equivalents, beginning of period	1,739,036	3,479,687	3,479,687

Cash and cash equivalents, end of year of period	$2,848,352	$304,226	$1,739,036

Supplemental cash flow disclosure:
Cash paid for interest	$2,247,663	$2,251,815	$3,046,522

See accompanying notes to consolidated financial statements.

CORDILLERA ENERGY PARTNERS, LLC AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2002

(1)	Business and Summary of Significant Accounting Policies

(a)	Business

Cordillera Energy Partners, LLC and subsidiary (the Company or Cordillera) is an independent energy company with substantially all of its producing oil and gas property interests located in the San Juan Basin in New Mexico, the Anadarko Basin in Oklahoma, and panhandle of Texas and the Permian Basin in Texas.

The Company was formed on February 17, 2000 and commenced substantial operations in November 2000 when it acquired Greystone Energy, Inc. (Greystone), a subchapter C corporation. On July 1, 2001, Cordillera changed the name of Greystone to Cordillera Energy, Inc. (CEI).

(b)	Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Oil and gas prices have a significant impact on estimates made by management. Changes in oil and gas prices directly affect the economic limits of estimated oil and gas reserves. These economic limits have significant effects upon predicted reserve quantities and valuations. These estimates are the basis for the calculation of depletion for the oil and gas properties and the assessment as to whether an impairment of such properties is required. Overall oil and gas pricing estimates factor into estimated future cash flow projections used in assessing impairment for the oil and gas properties.

(c)	Principles of Consolidation

The accompanying financial statements are consolidated and include the accounts of the Company and its wholly owned subsidiary. All significant intercompany amounts have been eliminated in consolidation.

(d)	Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and amounts due from banks and other investments with original maturities of less than three months.

(e)	Concentrations of Credit Risk

The Company regularly has cash in a single financial institution which exceeds depository insurance limits. The Company places such deposits with high-credit quality institutions and has not experienced any credit losses. Substantially all of the Company’s receivables are within the oil and gas industry, primarily from its oil and gas purchasers and joint interest owners. Although diversified within several companies, collectibility is largely dependent upon the general economic conditions of the industry.

CORDILLERA ENERGY PARTNERS, LLC AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2002

(f)	Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, trade receivables, trade payables, accrued liabilities, long-term debt, and derivative instruments. The carrying value of cash and cash equivalents, trade receivables, trade payables, and accrued liabilities are considered to be representative of their fair market value, due to the short maturity of these instruments. Long-term debt is subject to variable rates of interest and accordingly, the carrying value of the long-term debt approximates fair value. The fair value of derivative instruments is estimated based on market conditions in effect at the end of the reporting period.

(g)	Inventories

Inventories consist of tubular goods valued at the lower of average cost or market. Materials and supplies inventories are stated at cost and are charged to capital or expense, as appropriate, when used.

(h)	Accounting for Oil and Gas Operations

The Company follows the successful efforts method of accounting for oil and gas operations. The use of this method results in the capitalization of those costs associated with the acquisition, exploration, and development of properties that produce revenue or are anticipated to produce future revenue. The Company does not capitalize general and administrative expenses directly identifiable with such activities. Costs of unsuccessful exploration efforts are expensed in the period it is determined that such costs are not recoverable through future revenues. Geological and geophysical costs and delay rentals are expensed as incurred. The cost of development wells are capitalized whether productive or nonproductive. Upon the sale of proved properties, the cost and accumulated depletion are removed from the accounts and any gain or loss is charged to income.

The provision for depletion of proved oil and gas properties is based on the units-of-production method. This method utilizes proved oil and gas reserves determined using market prices at the end of each reporting period. Dismantlement, restoration, and abandonment costs are, in management’s opinion, offset by residual values of lease and well equipment. As a result, no accrual for such costs has historically been provided.

(i)	Impairment Review

The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment loss is measured as the amount by which asset carrying value exceeds fair value. The Company estimates the aggregate pretax undiscounted future net revenues of its oil and gas properties utilizing an estimated price scenario based on its budget and future estimates of oil and gas prices from industry projections and future quoted prices. Such amount is compared to the carrying amount of the Company’s oil and gas properties, on a field-by-field basis, to determine if the carrying amount is recoverable.

During 2002, the Company implemented Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. In conformity with the standard, the 2002 gain on sale of properties along with the related results of operations from those properties totaling $360,499 and $56,444, respectively, were reflected as discontinued operations, net of $0 taxes in the accompanying consolidated statement of operations for the year ended December 31, 2002.

CORDILLERA ENERGY PARTNERS, LLC AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2002

(j)	Other Property and Equipment

Other property and equipment is recorded at cost. Replacements and major improvements are capitalized, while maintenance and repairs are charged to expense as incurred. Upon sale or retirement, the asset cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to ten years.

(k)	Derivative Instruments and Hedging Activities

Periodically, the Company enters into derivative contracts to hedge or otherwise reduce the impact of natural gas price fluctuations and to fix the interest cost on a portion of interest-bearing indebtedness. The Company seeks to minimize basis risk and indexes its natural gas hedges to regional index prices associated with pipelines in proximity to its areas of gas production. The amortized cost and the monthly settlement gain or loss are reported as adjustments to revenue in the period in which the related natural gas is sold. Hedging activities do not affect the actual sales price received for the Company’s natural gas.

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, requires recognition of the fair value of all derivative instruments on the balance sheet as either assets or liabilities. Changes in the derivative’s fair value are recognized currently in earnings unless specific hedge accounting criteria are met. Gains and losses on derivative hedging instruments must be recorded in either other comprehensive income or current earnings, depending on the nature and designation of the instrument.

The Company is subject to the creditworthiness of its counterparties since the contracts are not collateralized. The Company has not incurred any losses related to the creditworthiness of its counterparties, nor does management expect any to occur. As a result of natural gas hedges being indexed to regional index prices and interest rate swaps with terms which mirror the terms of the Company’s debt instruments, no ineffectiveness has been recorded in 2002. The Company anticipates that all hedge transactions will occur as expected.

(l)	Income Taxes

The operations of the Company, prior to the acquisition of CEI, were not subject to federal and state income taxes. The income and expense items are included in the individual tax returns of the Company members. CEI is subject to federal and state income taxes and, accordingly, for this entity deferred income taxes have been recorded utilizing the liability method of accounting. Under the liability method, deferred income taxes are recorded for differences between the book and tax basis of assets and liabilities.

(m)	Comprehensive Income

In addition to net income, comprehensive income (loss) includes all changes in equity during a period except those resulting from investments by and distributions to owners. During the year ended December 31, 2002, other comprehensive income reflected the net change in the fair value of Cordillera’s derivative instruments.

(n)	Recently Issued Accounting Standards

SFAS No. 143, Accounting for Asset Retirement Obligations, requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred

CORDILLERA ENERGY PARTNERS, LLC AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2002

and a corresponding increase in the carrying amount of the related long-lived asset. The Company was required to adopt SFAS No. 143 effective January 1, 2003 using a cumulative effect approach to recognize transition amounts for asset retirement obligations, asset retirement costs, and accumulated depreciation. As a result of adopting SFAS No. 143, the Company recorded an increase in liabilities of approximately $1.9 million and an increase in income through a cumulative effect of the change in accounting principle of approximately $141,240 (net of taxes).

(2)	Acquisitions and Divestitures

(a)	Acquisitions

During 2002 the Company completed numerous property acquisitions for cash consideration totaling $2,650,846. These costs were allocated entirely to proved oil and gas properties.

(b)	Divestitures

During the third quarter of 2002, Cordillera closed sales of various properties and equipment located in western Oklahoma and the panhandle of Texas for aggregate net sales proceeds of $1,117,174. The Company recognized a $360,499 gain on the sale of these properties in the accompanying statement of operations for the year ended December 31, 2002. In accordance with provisions of SFAS No. 144, the gain was included as a component of discontinued operations.

(3)	Financial Instruments

(a)	Natural Gas Derivative Contracts

As of December 31, 2002, the Company had the following two natural gas collar trades and one natural gas swap trade in place:

Type	Volume MMBtu/day	Put price $/MMBtu	Call price $/MMBtu	Start date	End date
Collar	5,000	$3.00	$5.00	January 1, 2003	December 31, 2003
Collar	3,000	3.00	4.575	January 1, 2003	December 31, 2003
Swap	3,000	3.65	3.65	January 1, 2003	December 31, 2003

CORDILLERA ENERGY PARTNERS, LLC AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2002

The Company has designated these derivatives as cash flow hedges under provisions of SFAS No. 133. Changes in the fair value of the derivative instruments are reflected in accumulated other comprehensive income or loss until the hedged production is recognized in earnings. The aggregate fair value of these contracts was estimated to be a liability of $777,499 as of December 31, 2002. The Company realized reductions in oil and gas sales revenue of $117,470 for the year ended December 31, 2002, related to cash flow hedges settled during the year.

(b)	Interest Rate Derivative Contracts

The Company entered into a fixed interest rate swap transaction during 2001. Under the terms of the transaction, the Company receives a floating three-month LIBOR interest rate and pays a fixed rate of 4.88%. The notional amount of debt outstanding under the Company’s credit facility subject to the trade is $20,000,000. The Company has designated the swap as a cash flow hedge. Settlements are made on a quarterly basis and commenced on September 4, 2001. During 2002, Cordillera made payments totaling $612,029 under terms of this swap. Those payments have been recognized as interest expense in the accompanying consolidated statement of operations for the year ended December 31, 2002. The fair value of this contract was estimated to be a liability of $298,832 as of December 31, 2002.

(4)	Other Property and Equipment

	Estimated useful life	Balance at December 31, 2002
Compressors and gathering systems	10 years	$611,999
Vehicles	3 years	521,665
Buildings	8 years	169,593
Furniture and fixtures and other	3-5 years	552,092

Total other property and equipment		1,855,349

Less accumulated depreciation		(555,707)

		$1,299,642

(5)	Long-Term Debt

Credit Agreement

At the time of the acquisition of CEI, the Company entered into a credit agreement (the Credit Agreement) with a syndicate of banks for a reducing revolving credit facility with a total commitment of the lesser of $100,000,000 or the borrowing base as determined by the bank group on a semiannual basis on April 30 and October 31 of each year or such time as mutually agreed between Cordillera and the lenders. As of December 31, 2002, the borrowing base was $65,000,000 and the Company had borrowed $59,899,337. To the extent the total outstanding principal amount exceeds the borrowing base as a result of a borrowing base redetermination, the Company would be required to make a mandatory payment of principal for the excess. The Credit Agreement has a maturity date of December 31, 2004. The Company may draw against the Credit Agreement using either a base rate or a LIBOR rate option. The weighted average interest rate on debt outstanding during 2002 was 5.30%. As of December 31, 2002, outstanding borrowings accrued interest at a rate of 4.64%. The Credit Agreement is secured by a first and prior lien on the majority of the

CORDILLERA ENERGY PARTNERS, LLC AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2002

Company’s oil and gas properties and is guaranteed by CEI. The Credit Agreement has certain financial and nonfinancial covenants. The Company was in compliance with all covenants at December 31, 2002.

(6)	Income Taxes

Although the Company is treated as a partnership for tax purposes and tax attributes are allocated to the members, CEI is subject to taxation as a subchapter C corporation. The income tax provision applicable to CEI for the year ended December 31, 2002 differed from amounts computed by applying the statutory federal income tax rate as follows:

Expected federal statutory tax benefit of CEI for income before income taxes at 34%	$(518,011)
State taxes, net of federal benefit	(70,541)

Income tax benefit	$(588,552)

The income tax benefit is comprised of the following components:

Current	$—

Deferred:
Federal	(518,011)
State	(70,541)

Total	$(588,552)

Deferred income taxes reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. The tax effect of the temporary differences giving rise to the Company’s deferred tax liability at December 31, 2002 is as follows, including the effect of recording deferred taxes upon the acquisition of CEI:

Deferred tax assets:
Operating loss carryforwards	$2,979,421
Percentage depletion carryforward	829,048
Valuation allowance	(750,429)

Net deferred tax asset	3,058,040

Deferred tax liability:
Property and equipment	(12,968,099)

Net deferred tax liability	$(9,910,059)

At December 31, 2002, the Company had tax basis net operating loss carryforwards available to offset future regular taxable income of approximately $7,700,000, which expire beginning in 2018 and excess percentage depletion carryforwards of approximately $2,200,000.

CORDILLERA ENERGY PARTNERS, LLC AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2002

(7)	Commitments and Contingencies

(a)	Lease Commitments

The Company leases office space and field equipment under noncancelable operating leases through December 2006. Future payments under these leases are as follows:

Year ending December 31:
2003	$945,362
2004	947,390
2005	940,391
2006	831,531
2007	725,984

Total	$4,390,658

In addition to the office lease, the Company leases other field equipment and office equipment primarily under cancelable lease agreements. Total lease expense during the year ended December 31, 2002 was $805,725.

(b)	401(k) Plan

The Company provides a voluntary 401(k) employee savings plan (the Plan) which covers all full-time employees who meet certain eligibility requirements. Voluntary contributions of up to 12% of eligible compensation are made to the Plan by participants. The Company, at its discretion, may match up to 50% of employees’ contribution, not to exceed 3% of eligible compensation. The Company made discretionary contributions of $52,412 for the year ended December 31, 2002.

(c)	Legal Proceedings

The Company is from time to time involved in various legal proceedings characterized as incidental to the business. Management does not believe that the outcome of any legal proceedings will have a materially adverse impact on the financial position or results of operations of the Company.

(8)	Members’ Capital

Cordillera is a Texas limited liability company with membership interests owned by a group of investor members (the Investor Member). NorthPoint Energy, LLC, a Colorado limited liability company (NorthPoint), will earn certain membership interests in Cordillera upon the receipt by the Investor Member of repayment of its capital contributions plus a rate of return on those monies. The interest of NorthPoint will increase depending on the rate of return earned by the Investor Member. Once the repayment, as defined in the regulations reaches a specified percentage, NorthPoint begins to earn an ownership interest in the Company. As of December 31, 2002, no ownership interest has been earned. NorthPoint is currently owned by the president of Cordillera. Certain economic interests in NorthPoint have been assigned to management employees of Cordillera. The existence of this arrangement results in a compensatory plan to the Company for the benefit of the owners of NorthPoint, all of whom are management of the Company. At the point in time that an ownership interest is earned by NorthPoint, a contribution to capital will be recorded to members’ equity with an offsetting charge to compensation expense in the period earned by the management employees of the Company.

CORDILLERA ENERGY PARTNERS, LLC AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2002

(a)	Placement Fees

The Investor Member receives a 2% placement fee for every capital contribution it makes to Cordillera for acquisitions and other budgetary items. As of December 31, 2002, Cordillera has paid a cumulative $655,966 in placement fees to the Investor Member.

(b)	Membership Interests

The Investor Member has the right to purchase NorthPoint’s interest in Cordillera upon the occurrence of specified events. The purchase price is the appraised value of NorthPoint’s interest as if Cordillera was being liquidated at that time as opposed to being valued as a going concern. Payment of the purchase price may be made over time but must be made no later than the final distribution in liquidation of Cordillera. In certain circumstances, although NorthPoint may no longer have an active interest in Cordillera, NorthPoint may continue to hold its membership interest in Cordillera. In this event, NorthPoint’s interest in Cordillera would be distributed to NorthPoint upon liquidation of Cordillera.

(c)	Dissolution, Liquidation, and Terminations

Under the governing documents of Cordillera, the Company may be dissolved and its affairs wound up, upon the first to occur of the following:

•	December 31, 2015

•	The election of the Investor Member to dissolve the Company, upon notice to NorthPoint

•	The sale or disposition of all or substantially all of the assets of Cordillera

•	By judicial decree

(d)	Allocations and Distributions

The Investor Member is entitled to all distributions and allocations of Cordillera until payout has occurred, subject to the limitations on distributions and debt service requirements set forth in Cordillera’s Credit Agreement. Payout is reached when the Investor Member has received a return of capital contributions and a minimum specified rate of return on such contributions. After payout occurs, NorthPoint will be entitled to a percentage of the allocations and distributions of Cordillera. The level of such entitlement depends on the rate of return received by the Investor Member.

As noted above, certain economic interests in NorthPoint have been assigned to management employees of Cordillera. A portion of the interests being assigned are subject to forfeiture if certain events occur or if the person is no longer employed by Cordillera. All economic interests assigned by NorthPoint will have no voting rights in NorthPoint. A portion of the distributions to holders of these economic interests will be funded out of the membership interests of the Investor Member and a portion will be funded out of the interest of NorthPoint.

(9)	Oil and Gas Producing Activities

(a)	Major Purchasers

Sales to one company represented 14% of the Company’s revenues for the year ended December 31, 2002.

CORDILLERA ENERGY PARTNERS, LLC AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2002

(b)	Net Capital Costs

Net capitalized costs during 2002 resulting from proved property acquisitions and development activities were $2,744,788 and $7,575,707, respectively.

(10)	Related-Party Transactions

The Company uses the services of El Paso Energy Services for natural gas transportation and processing. El Paso Corporation is the parent company of the Investor Member and El Paso Energy Services. The Company incurred $351,452 for services provided by El Paso Energy Services for the year ended December 31, 2002.

(11)	Subsequent Event

On January 2, 2003, the Company purchased interests in oil and gas properties from Burlington Resources Oil and Gas Company LP, a wholly owned subsidiary of Burlington Resources, Inc. (BR) for $16,523,791. Simultaneous with the purchase, Cordillera sold its interests in properties located in the Fort Worth Basin to BR for $8,500,000. The net acquisition of $8,023,791 was funded by debt and a capital contribution from the Investor Member. Revenues net of expenses related to the Fort Worth Basin properties of $770,455 have been included in Income from discontinued operations in the statement of operations for the year ended December 31, 2002.

In connection with the purchase from BR, the borrowing base under the Credit Agreement was increased from $65,000,000 to $75,000,000.

(12)	Event Subsequent to date of Auditors’ Report (Unaudited)

On October 1, 2003, the Company was purchased by Patina Oil & Gas Corporation (“Patina”), a Delaware corporation, for a purchase price of $244.5 million comprised of $240.5 million of cash and 500,000 five-year warrants to purchase Patina common stock for $45.00 per share. As a result of the acquisition, the oil and gas and other assets of Cordillera became assets of Patina, and CEI became a wholly-owned subsidiary of Patina and was renamed Patina San Juan, Inc. Concurrent with the consummation of the acquisition by Patina, the debt outstanding under the Company’s bank credit facility was repaid in full.

(13)	Unaudited Supplemental Oil and Gas Reserve Information

All reserve estimates are based on economic and operating conditions at the end of the year. Future net cash flows as of each year-end were computed by applying then current prices to estimated future production less estimated future expenditures (based on current costs) to be incurred in producing and developing the reserves. All reserves are located onshore in the United States of America.

Future prices received for production and future production costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates. There can be no assurance that the proved reserves will be developed within the periods indicated or that prices and costs will remain constant. With respect to certain properties that historically have experienced seasonal curtailment, the reserve estimates assume that the seasonal pattern of such curtailment will continue in the future. There can be no assurance that actual production will equal the estimated amounts used in the preparation of reserve projections.

CORDILLERA ENERGY PARTNERS, LLC AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2002

There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures. The data in the tables below represent estimates only. Oil and gas reserve engineering must be recognized as a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way, and estimates of other engineers might differ materially from those shown below. The accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment. Results in drilling, testing and production after the date of the estimate may justify revisions. Accordingly, reserve estimates are often materially different from the quantities of oil and gas that are ultimately recovered.

Quantities of Proved Reserves

	Oil	Natural Gas
	(MBbl)	(MMcf)
Balance, December 31, 2001	2,458	133,303
Revisions	287	7,949
Extensions, discoveries and additions	170	30,915
Production	(182)	(4,482)
Purchases	16	3,131
Sales	(3)	(492)

Balance, December 31, 2002	2,747	170,324

Proved Developed Reserves

	Oil	Natural Gas
	(MBbl)	(MMcf)
December 31, 2001	1,496	95,319

December 31, 2002	1,899	102,697

CORDILLERA ENERGY PARTNERS, LLC AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2002

Standardized Measure

December 31, 2002
(In thousands)
Future cash inflows	$833,164
Future costs
Production	(267,571)
Development	(48,543)

Future net cash flows	517,050
Undiscounted income taxes	(108,286)

After tax net cash flows	408,764
10% discount factor	(244,613)

Standardized measure	$164,151

Pretax Standardized measure	$207,636

Changes in Standardized Measure

December 31, 2002
(In thousands)
Standardized measure, beginning of year	$73,035
Revisions:
Prices and costs	91,907
Quantities and timing	8,496
Development costs	—
Accretion of discount	273
Income taxes	(25,383)

Net revisions	75,293
Extensions, discoveries and additions	28,064
Production	(17,118)
Future development costs incurred	2,486
Purchases (a)	2,836
Sales	(445)

Standardized measure, end of year	$164,151

(a)	“Purchases” includes the present value at the end of the period acquired during the year plus cash flow received on such properties during the period, rather than their estimated present value at the time of the acquisition.

(b) Pro Forma Financial Information.

The following unaudited pro forma combined financial statements give effect to the October 1, 2003 acquisition by Patina Oil & Gas Corporation (“Patina” or the “Company”) of Cordillera Energy Partners, L.L.C. (“Cordillera”), a Texas limited liability corporation, for consideration of $244.5 million. The unaudited pro forma combined financial statements are derived from the historical financial statements of Patina and Cordillera. The unaudited pro forma combined statements of operations for the nine months ended September 30, 2003 and for the year ended December 31, 2002 reflect the Cordillera acquisition, accounted for as a purchase, as if the acquisition occurred on January 1, 2002. The unaudited pro forma combined balance sheet at September 30, 2003 reflects the consummation of the Cordillera acquisition as if it occurred on September 30, 2003. The unaudited pro forma combined financial data should be read in conjunction with the notes thereto and the historical financial statements of Patina and Cordillera, including the notes thereto.

The unaudited pro forma combined financial statements do not purport to be indicative of the results of operations that would actually have occurred if the transaction described had occurred as presented in such statements or that may occur in the future. In addition, future results may vary significantly from the results reflected in such statements due to general economic conditions, oil and gas commodity prices, Patina’s ability to successfully integrate the operations of Cordillera with its current business and several other factors, many of which are beyond Patina’s control.

The Cordillera acquisition will be accounted for using the purchase method. The purchase cost will be allocated to the Cordillera assets and liabilities based on their respective fair values. The final allocation of the actual purchase price is subject to the final valuation of the acquired assets, but that allocation is not expected to differ materially from the preliminary allocation presented in these pro forma combined financial statements.

PATINA OIL & GAS CORPORATION

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of September 30, 2003

(In thousands except share data)

	Historical		Pro Forma
	Patina	Cordillera	Adjustments		As Adjusted
ASSETS
Cash and equivalents	$278	$2,848	$—		$3,126
Accounts receivable	47,183	9,572	(50	)(a)	56,705
Inventory and other	6,029	804	(50	)(a)	6,783
Deferred income taxes	10,822	—	—		10,822
Unrealized hedging gains	2,772	—	—		2,722

Current assets	67,084	13,224	(100)		80,208

Unrealized hedging gains	3,652	—	—		3,652
Oil and gas properties, successful efforts method	1,312,066	152,696	126,860	(a)	1,591,622
Accumulated depletion, depreciation and amortization	(532,351)	(11,231)	11,231	(a)	(532,351)

	779,715	141,465	138,091		1,059,271

Field equipment and other	16,351	2,201	(1,060	)(a)	17,492
Accumulated depreciation	(6,751)	(822)	822		(6,751)

	9,600	1,379	(238)		10,741

Other assets	9,091	148	—		9,239

	$869,142	$156,216	$137,753		$1,163,111

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$43,531	$2,288	—		45,819
Accrued liabilities	19,533	3,670	1,000	(a)	24,203
Unrealized hedging losses	31,252	303	—		31,555

Current liabilities	94,316	6,261	1,000		101,577

Bank debt	220,000	84,020	156,480	(a)	460,500
Deferred income taxes	112,178	11,038	28,762	(a)	151,978
Other noncurrent liabilities	43,692	2,408	—		46,100
Unrealized hedging losses	16,197	—	—		16,197
Deferred compensation liability	57,316	—	—		57,316

Commitments and contingencies

Stockholders’ equity
Preferred Stock, $.01 par, 5,000,000 shares authorized, none issued	—	—	—		—
Common Stock, $.01 par, 156,250,000 shares authorized, 35,346,292 shares issued	353	—	—		353
Less Common Stock Held in Treasury, at cost, 1,358,154 shares	(8,709)	—	—		(8,709)
Capital in excess of par value	173,055	35,320	(31,320	)(a)	177,055
Deferred compensation	(861)	—	—		(861)
Retained earnings	187,040	17,472	(17,472	)(a)	187,040
Accumulated other comprehensive loss	(25,435)	(303)	303	(a)	(25,435)

	325,443	52,489	(48,489)		329,443

	$869,142	$156,216	$137,753		$1,163,111

The accompanying notes are an integral part of these pro forma combined financial statements.

PATINA OIL & GAS CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

Nine Months Ended September 30, 2003

(In thousands except per share data)

	Historical		Pro Forma
	Patina	Cordillera	Adjustments		As Adjusted
REVENUES
Oil and gas sales	$278,329	$33,483	$—		$311,812
Other	3,235	365	—		3,600

	281,564	33,848	—		315,412

EXPENSES
Lease Operating	39,066	3,537	—		42,603
Production taxes	20,047	3,009	—		23,056
Exploration	2,788	234	—		3,022
General and administrative	13,037	2,077	—		15,114
Transportation and transmission	—	1,794	—		1,794
Workover costs	—	802	—		802
Interest and other	5,843	2,439	2,251	(b)	10,533
Deferred compensation adjustment	15,885	—	—		15,885
Depletion, depreciation, and amortization	68,928	5,658	2,796	(c)(d)	77,382

	165,594	19,550	5,047		190,191

Pretax income (loss)	115,970	14,298	(5,047)		125,221

Provision (benefit) for income taxes	44,069	1,083	2,432	(e)	47,584

Net income from continuing operations	$71,901	$13,215	$(7,479)		$77,637

Net income per share from continuing operations
Basic	$2.12				$2.28

Diluted	$2.02				$2.18

Weighted average shares outstanding
Basic	34,003				34,003

Diluted	35,557				35,557

The accompanying notes are an integral part of these pro forma combined financial statements.

PATINA OIL & GAS CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2002

(In thousands except per share data)

	Historical		Pro Forma
	Patina	Cordillera	Adjustments		As Adjusted
REVENUES
Oil and gas sales	$215,430	$16,791	$—		$232,221
Other	6,977	7	—		6,984

	222,407	16,798	—		239,205

EXPENSES
Lease Operating	27,986	3,928	—		31,914
Production taxes	11,751	1,888	—		13,639
Exploration	2,171	265	—		2,436
General and administrative	12,714	2,723	—		15,437
Transportation and transmission	—	1,445	—		1,445
Workover costs	—	907	—		907
Interest and other	2,762	3,165	3,809	(b)	9,736
Deferred compensation adjustment	9,983	—	—		9,983
Depletion, depreciation, and amortization	66,162	3,736	2,904	(c)(d)	72,802

	133,529	18,057	6,713		158,299

Pretax income (loss)	88,878	(1,259)	(6,713)		80,906

Provision (benefit) for income taxes	31,171	(589)	(2,207	)(e)	28,375

Net income (loss) from continuing operations	$57,707	$(670)	$(4,506)		$52,531

Net income per share from continuing operations
Basic	$1.75				$1.59

Diluted	$1.67				$1.52

Weighted average shares outstanding
Basic	32,966				32,966

Diluted	34,485				34,485

The accompanying notes are an integral part of these pro forma combined financial statements.

PATINA OIL & GAS CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(1) PRO FORMA ADJUSTMENTS

The following pro forma adjustments have been made to the balance sheet as of September 30, 2003 and to the statements of operations for the nine months ended September 30, 2003 and for the year ended December 31, 2002:

(a)	To record the purchase transaction and allocate the purchase price to the assets acquired and the liabilities assumed based on the fair values of each item as follows:

	Cordillera Book Value	Estimated Fair Value	Pro Forma Adjustment
Current assets	$13,224	$13,124	$(100)
Oil and gas properties	152,696	279,556	126,860
Field equipment and other	1,379	1,141	(238)
Accumulated DD&A	(11,231)	—	11,231
Other assets	148	148	—
Current liabilities	(6,261)	(7,261)	(1,000)
Bank debt	(84,020)	—	84,020
Deferred income taxes	(11,038)	(39,800)	(28,762)
Other noncurrent liabilities	(2,408)	(2,408)	—

	$52,489	$244,500	$192,011

Upon consummating the acquisition, Cordillera’s bank debt was paid in full and its hedge positions were subsequently closed. Accordingly, no fair value was allocated to Cordillera’s bank debt or hedges. Patina funded the acquisition with $240.5 million of borrowings on its bank facility and the issuance of 500,000 five-year warrants to purchase Patina common stock for $45.00 per share, which were valued at $4.0 million.

(b)	To adjust interest expense based on borrowings to fund the acquisition as follows:

	Nine Months Ended September 30, 2003	Year Ended December 31, 2002
Incremental bank debt	$240,500	$240,500
Weighted average interest rate	2.6%	2.9%

Incremental interest expense	4,690	6,974

Less Cordillera interest expense	(2,439)	(3,165)

Pro Forma adjustment	$2,251	$3,809

(c)	To record additional depletion expense of $2.8 million and $3.0 million for the nine months ended September 30, 2003 and the year ended December 31, 2002, respectively, under the successful efforts method of accounting resulting in a rate of $7.20 per barrel of oil equivalent. This rate reflects the impact of the purchase price allocation.

(d)	To eliminate depreciation expense of $87,000 and $102,000 for the nine months ended September 30, 2003 and the year ended December 31, 2002, respectively, recorded on Cordillera assets which were excluded from the acquisition.

(e)	To record income taxes resulting from pro forma pretax income based on Patina’s effective tax rates of 38% for the nine months ended September 30, 2003 and 35% for the year ended December 31, 2002.

(c) Exhibits.

23.1 Independent Auditors’ Consent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATINA OIL & GAS CORPORATION

By:	/s/ DAVID J. KORNDER
David J. Kornder
Executive Vice President and
Chief Financial Officer

Date: December 12, 2003

Exhibit Index

Exhibit Number	Description

23.1	Independent Auditors’ Consent